
                                TOTAL SYSTEM SERVICES, INC.
                     Statement re Computation of Per Share Earnings


     The following computations set forth the calculations of primary and fully diluted earnings per share for the three months ended March 31, 1995 and 1994:
                      Three Months Ended                Three Months Ended
                        March 31, 1995                    March 31, 1994
                                      Fully                             Fully
                    Primary          Diluted          Primary          Diluted
                    Earnings         Earnings         Earnings         Earnings
                    Per Share        Per Share        Per Share        Per Share
Net income   $     4,783,519  $     4,783,519  $     4,348,520  $     4,348,520
                  ==========       ==========       ==========       ==========

Weighted average
 number of common
 shares           64,631,294       64,631,294       64,624,272       64,624,272

Net increase due
 to assumed issuance
 of shares related
 to stock options
 outstanding          63,682           63,682               --               --

Increase due to
 contingently issuable
 shares associated with
 an acquisition       19,434           19,434           24,004           48,008
                  ----------       ----------       ----------       ----------
Adjusted weighted
 average number of common
 and common equivalent
 shares out-
 standing         64,714,410       64,714,410       64,648,276       64,672,280
                  ==========       ==========       ==========       ==========

Net income per
 common and common
 equivalent
 share       $         0.074  $         0.074  $         0.067  $         0.067
                  ==========       ==========       ==========       ==========
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